Exhibit 99

Joint Filer Information
Name:	Defiante Farmaceutica, L.D.A.

Address:	Rua dos Ferreiros
260 Funchal
Madeira, Portugal - 19000-082

Designated Filer:	Sigma-Tau Finanzaria S.p.A.

Issuer & Ticker Symbol:	SciClone Pharmaceuticals, Inc. (SCLN)

Date of Earliest
Transaction Required
to be Reported:	11/07/07

Signature:	Maurizio Terenzi
Name: Maurizio Terenzi
Title: Proxy Holder Authorized
DEFIANTE FARMACEUTICA, L.D.A.